  EXHIBIT 5.1

Troutman Sanders LLP 401 9th Street, N. W., Suite 1000 Washington, D.C. 20004-2134 troutman.com

April 30, 2019

Lexaria Bioscience Corp.

#100 – 740 McCurdy Ave.

Kelowna, British Columbia, Canada V1X 2P7

Re:	Lexaria Bioscience Corp. Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to Lexaria Bioscience Corp., a Nevada corporation (the “Company”), in connection with the registration of common shares, par value $0.001 per share (the “Common Shares”), as contemplated by its registration statement on Form S-8 to which this opinion letter has been filed as an exhibit (the “Registration Statement”).

The Registration Statement relates to the offering under the Securities Act of 1933, as amended (the “Act”) by the Company of 2,040,000 Common Shares (the "Shares"), all of which shares are issuable pursuant to the Company’s 2014 Stock Option Plan (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, as well as certificates of officers of the Company, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the laws of the State of Nevada. We express no opinion herein as to any other statutes, rules or regulations.

Based upon such examination, and subject to the further assumptions, qualifications and limitations contained herein, it is our opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan and the agreements thereunder, will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

April 30, 2019 Page 2

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ TROUTMAN SANDERS LLP